Exhibit 99.3

SELECTED FINANCIAL DATA OF TECO ENERGY, INC.

(millions, except per share amounts) Years ended Dec. 31,	2004	2003	2002	2001	2000
Revenues (1)	$2,639.4	$2,562.9	$2,487.3	$2,330.5	$2,176.0
Net (loss) income from continuing operations (1)	$(355.5)	$100.7	$265.4	$255.3	$226.3
Net (loss) income from discontinued operations (1)(2)	(196.5)	(1,005.8)	64.7	48.4	24.6
Cumulative effect of change in accounting principle, net	—	(4.3)	—	—	—

Net (loss) income	$(552.0)	$(909.4)	$330.1	$303.7	$250.9

Total assets	$9,476.5	$10,462.3	$9,078.4	$7,176.2	$6,167.8
Long-term debt	$3,880.0	$4,392.6	$3,324.3	$1,842.5	$1,374.6
Earnings per share (EPS) — basic;
From continuing operations (1)	$(1.85)	$0.56	$1.73	$1.90	$1.80
From discontinued operations (1)	(1.02)	(5.59)	0.42	0.36	0.19
From cumulative effect of change in accounting principle	—	(0.02)	—	—	—

EPS basic	$(2.87)	$(5.05)	$2.15	$2.26	$1.99

Earnings per share (EPS) – diluted;
From continuing operations (1)	$(1.85)	$0.56	$1.73	$1.88	$1.78
From discontinued operations (1)	(1.02)	(5.58)	0.42	0.36	0.19
From cumulative effect of change in accounting principle	—	(0.02)	—	—	—

EPS diluted	$(2.87)	$(5.04)	$2.15	$2.24	$1.97

Dividends paid per common share	$0.76	$0.925	$1.41	$1.37	$1.33

(1)	Amounts shown include reclassifications to reflect discontinued operations as discussed in Note 21 to the TECO Energy Consolidated Financial Statements.
(2)	2004 and 2003 include impairment charges of $558.6 million and $100.1 million, respectively. See Notes 17 and 18 to the TECO Energy Consolidated Financial Statements.

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